UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

WHERIFY WIRELESS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 10, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Wherify Wireless, Inc., which will be held at the Company’s headquarters at 901 Mariners Island Blvd, Suite 300, San Mateo, California, 94404, on Friday, December 28, 2007, at 9:00 am.

Your vote is important. Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Instructions in the proxy card or voting instruction form will tell you how to vote. The proxy statement explains more about proxy voting. Please read it carefully.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ Vincent Sheeran
Vincent Sheeran
Chief Executive Offcer

WHERIFY WIRELESS, INC

i

901 Mariners Island Blvd, Suite 300
San Mateo, CA, 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON December 28, 2007

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wherify Wireless, Inc., a Delaware corporation (the “Company”), will be held on December 28, 2007, at 9:00 am, local time, at the Company’s headquarters at 901 Mariners Island Blvd, Suite 300, San Mateo, CA 94404.

This proxy statement and the enclosed proxy card are first being mailed to the Company’s stockholders on or about December 10, 2007.

The annual meeting has been called for stockholders to consider and vote upon the following four proposals and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof:

(1)	To elect three (3) directors to hold office until the next annual meeting of stockholders and until their successors are elected and have qualified;
(2)	To amend the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200 million shares to 300 million shares;
(3)	To ratify the amendment to the Company’s 2004 Stock Plan increasing the number of shares available for issuance to 20 million shares; and
(4)	To ratify the appointment of Malone & Bailey, PC as the Company’s independent auditors for the fiscal year ending June 30, 2008.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only Stockholders of record at the close of business on December 3, 2007 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote without attending the annual meeting, you should complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that we have included for your convenience. No postage is required if you mail the proxy in the United States. Even if you plan to attend the annual meeting, we would appreciate receiving your voting instructions before that date. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

We cordially invite all stockholders to attend the annual meeting. No ticket is required for admittance. If you have any questions regarding this notice of annual meeting or if you have special needs that require assistance, please call us at (650) 524-3000 and we will be happy to assist you.

By Order of the Board of Directors,

By:	/s/ Vincent Sheeran Vincent Sheeran Secretary

San Mateo, California
December 10, 2007

WHERIFY WIRELESS, INC.
901 Mariners Island Blvd., Suite 300
San Mateo, CA 94404

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Why am I receiving these materials?

This Proxy Statement and the enclosed Annual Report are being sent to all Stockholders of record as of the close of business on December 3, 2007 for delivery beginning on or around December 10, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on December 28, 2007.

Who can attend the Annual Meeting?

Only Stockholders of the Company as of the record date, December 3, 2007, and their authorized representatives and guests of the Company will be able to attend the Annual Meeting. As of the record date, 75,289,793 shares of the Company’s Common Stock, $0.01 par value, 7,500 shares (60,000,000 shares of Common Stock on an as-converted basis) of Series A Convertible Preferred Stock, $0.01 par value (“Series A Preferred”), and 1,129 shares (7,056,250 shares of Common Stock on an as-converted basis) of Series B Convertible Adjustable Preferred Stock, $0.01 par value (“Series B Preferred”), were issued and outstanding.

Who is entitled to vote?

All holders of record of the Company’s Common Stock, Series A Preferred Stock and Series B Preferred Stock at the close of business on December 3, 2007 will be entitled to vote at the 2007 Annual Meeting. Each share of Common Stock is entitled to one vote, each share of Series A Preferred is entitled to 8,000 votes, and each share of Series B Preferred is entitled to 6,250 votes on each matter properly brought before the meeting.

The holders of Common Stock, Series A Preferred Stock, and Series B Preferred Stock will vote together as a single class on all matters scheduled to be voted on at the Annual Meeting and the Common Stock holders will also vote as a separate class on Proposal 2.

What constitutes a quorum?

The presence at the Annual Meeting of a majority of the shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock of the Company in the aggregate, on an as-converted basis, or approximately 71,173,022 of these shares either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards a quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your previously delivered proxy will not be counted.

Please follow the instructions on your proxy card or voting instruction form. To vote by proxy you must fill out the enclosed proxy card, or if you hold your shares in “street name,” voter instruction form, sign it, and mail it in the enclosed postage-paid envelope. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you.

How do I specify how I want my shares voted?

If you are a registered Stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors or Audit Committee on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial Stockholder?

If you are a beneficial Stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction form which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a legal proxy issued in your name.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(1)	the election of three (3) directors;
(2)	to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200 million shares to 300 million shares;
(3)	to ratify the amendment to the Company’s 2004 Stock Plan increasing the number of shares available for issuance to 20 million shares; and
(4)	the ratification of the appointment of Malone & Bailey, PC as independent auditors for the fiscal year ending June 30, 2008.

The Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors and Audit Committee voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the election of the persons nominated below to serve as Directors of the Company, recommends a vote FOR the proposal increasing the number of authorized shares of the Company and recommends a vote FOR the proposal increasing the number of shares available for awards under the 2004 Stock Plan, and the Company’s Audit Committee recommends a vote FOR the ratification of the appointment of Malone & Bailey, PC as independent auditors for the fiscal year ending June 30, 2008.

How many votes are needed to approve the proposals?

Proposal 1: Three (3) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The Company does not have cumulative voting for directors.

Proposal 2: The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote, voting separately as a class, and the affirmative vote of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class and entitled to vote is required for approval to amend the Certificate of Incorporation of the Company to increase the authorized number of shares of Common Stock of the Company from 200 million shares to 300 million shares.

Proposals 3 and 4: The affirmative vote of a majority of the shares of common stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote is required (i) for approval to ratify the amendment to the Company’s 2004 Stock Plan increasing the number of shares available for issuance to 20 million shares, and (ii) for ratification of the appointment of Malone & Bailey, PC as independent auditors for the fiscal year ending June 30, 2008.

How are the votes counted?

Each share of Common Stock is entitled to one vote, each share of Series A Preferred is entitled to 8,000 votes, and each share of Series B Preferred is entitled to 6,250 votes. The Preferred Stock number of votes is equal to the current number of common shares the Preferred Stock is currently convertible into.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to Proposal No. 2, Proposal No. 3 and Proposal No. 4, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal Nos. 1,3 and 4. Broker non-votes will have the same effect as an “Against” for Proposal 2. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

How can I revoke my proxy?

You may revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions: (i) by giving timely written notice of the revocation to the Secretary of the Company; (ii) by executing and delivering a proxy with a later date; or (iii) by voting in person at the meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than Vincent Sheeran or W. Douglas Hajjar, you may do so by crossing out their names appearing on the proxy card and inserting the name of another person. The person you have designated on the proxy card must present the signed card at the meeting.

Who counts the votes?

Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified to by our inspector of election.

What is “householding”?

We have adopted a procedure called “householding”, which has been approved by the Securities and Exchange Commission. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more Stockholders of record reside if they appear to be members of the same family, unless one of the Stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

You do not need to do anything in order to participate in the householding program. If we do not receive instructions to the contrary within 60 days after the mailing of this notice, you will be deemed to have consented to the receipt of only one set of our future Stockholder mailings by your household. Your consent will be perpetual unless you withhold it or revoke it. Also, you may have already consented to householding through a prior mailing.

If you wish to continue to receive separate annual reports, proxy statements, prospectuses and other disclosure documents for each account in your household, you must withhold your consent to our householding program by checking the appropriate box on the enclosed proxy card and returning it in the enclosed postage-prepaid envelope.

How do I revoke my consent to the householding program?

Even if you do not withhold your consent to the householding program at this time, you may always revoke your consent at a future date. You may revoke your consent by contacting American Stock Transfer & Trust Company, either by calling toll free at (877) 248-6417, or by writing to American Stock Transfer & Trust Company, Stockholder Department, 59 Maiden Lane, New York, New York 10038. You will be removed from the householding program within 30 days of receipt of your revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Allowing us to household annual meeting materials will help us save on the cost of printing and distributing these materials.

Who will pay for the costs involved in the solicitation of proxies?

The Company will bear the cost of soliciting proxies. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

What is the deadline for submitting Stockholder proposals for the 2008 Annual Meeting?

Any of our eligible Stockholders who wish to submit a proposal for action at our next Annual Meeting of Stockholders and desires that such proposal be considered for inclusion in our proxy statement and form of proxy relating to such meeting must provide a written copy of the proposal to us at our principal executive offices not later than August 30, 2008, and must otherwise comply with the rules of the Securities and Exchange Commission relating to Stockholder proposals.

The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by an eligible Stockholder for action at our next Annual Meeting of Stockholders, but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by us at our principal executive office not later than August 30, 2008 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied. Stockholders proposals should be addressed to our Secretary at 901 Mariners Island Blvd, Suite 300, San Mateo, CA 94404.

Subject to further requirements described in Wherify’s Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not less than 60 days nor more than 90 days prior to the date of the 2008 Annual Meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, proposals and director nominations must be received no later than the close of business on the fifth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. You are also advised to review Wherify’s Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of December 3, 2007 regarding the beneficial ownership of common stock by (i) each Stockholder who is known by Wherify to own beneficially in excess of 5% of Wherify’s outstanding common stock; (ii) each director; (ii) the Company’s Chief Executive Officer and the two most highly compensated executive officers (the “Named Executive Officers”); and (iv) the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock issuable currently or within 60 days of December 3, 2007, upon exercise of options or warrants or by conversion of preferred stock or convertible debentures held by that person or group is deemed outstanding. These shares, however, are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 75,289,793 shares of common stock outstanding as of December 3, 2007 together with applicable options, warrants, preferred stock and convertible debentures for each stockholder. Unless otherwise indicated, the address of the following Stockholders is c/o Wherify Wireless, Inc. 901 Mariners Island Blvd, Suite 300, San Mateo, CA 94404.

Security Ownership of Certain Beneficial Owners

	Shares Beneficially Owned
Name and Title	Number		Percent
Vincent Sheeran, Director and Chief Executive Officer	761,108	(a)	1.0%
Douglas Hajjar, Director	4,292,738	(b)	5.7%
Daniel McKelvey, Director	248,750	(c)	*
Wade Fenn, Director	404,844	(d)	*
All officers and directors as a group	5,707,440		7.4%

Five Percent Beneficial Holders of Common Stock
GPS Associates, LLC. 90 Park Avenue-31st Floor New York, NY 10016	72,000,000	(e)	48.9%
Cornell Capital Partners, LP 101 Hudson Street, Suite 3700 Jersey City, NJ 07303	3,954,290	(f)	4.99 (f)
Timothy J. Neher 1840 Gateway Dr., Suite 200 Foster City, CA 94404	10,224,853	(g)	13.6%

*	Does not exceed 1% of the referenced class of securities.
(a)	All shares issuable pursuant to stock options that are, or will become, exercisable within 60 days of December 3, 2007.
(b)	Includes 67,448 shares issuable pursuant to stock options and 500,000 shares issuable upon the exercise of warrants that are, or will become, exercisable within 60 days of December 3, 2007.
(c)	Includes 125,000 shares issuable upon the exercise of warrants that are, or will become, exercisable within 60 days of December 3, 2007.

(d)	Includes 79,063 shares issuable pursuant to stock options and 50,000 shares issuable upon the exercise of warrants that are, or will become, exercisable within 60 days of December 3, 2007.
(e)	Includes 60,000,000 shares issuable to GPS Associates, LLC (“GPS”) upon conversion of Series A Preferred Stock and, 12,000,000 shares issuable to GPS upon conversion of a convertible note. The Manager of GPS is GPS Management Company LLC (“GPS Management”). The Managing Members of GPS Management are Theodore V. Fowler, Hugh S. Regan, and Rob Bonaventura, each of whom are employees of Laidlaw & Company (UK) Ltd. (“Laidlaw”).
(f)	As of November 2, 2007, Cornell Capital Partners beneficial ownership of Wherify common stock (including its ownership of 276,595 shares acquired as a commitment fee, its right to acquire up to 20 million shares upon conversion of convertible debentures, and its right to acquire up to 7,000,000 shares upon exercise of warrants) was 4.99% taking into consideration the 4.99% ownership limitation contained in the convertible debentures and warrants. Without taking into consideration this 4.99% ownership limitation, which is waivable by Cornell Capital Partners on 65 days notice, Cornell Capital Partner’s beneficial ownership would be approximately 26.7%.
(g)	Includes 1,543,279 shares issuable pursuant to stock options that are, or will become, exercisable within 60 days of December 3, 2007.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the Board and its committees.

Our directors are elected annually. Our bylaws provide that the number of our directors will be determined by the Board of Directors but shall not be less than one. At the time of the election of directors at the Annual Meeting the number of Directors who may be elected by all of the stockholders will be set at 3. The Stockholders will elect 3 directors for the coming year.

Nominees

Three directors are to be elected to the Board at the Annual Meeting, each to serve until the Annual Meeting of Stockholders to be held in 2008 and until his successor has been elected and qualified, or until his earlier death, resignation or removal. All three of the nominees are currently directors of the Company.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. However, if any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by management. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them as will ensure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. If a quorum is present and voting, the three nominees receiving the highest number of votes will be elected to the Board of Directors.

The holders of the Series A Convertible Preferred Stock have the right to designate and elect three directors to the Board of Directors for the purpose of causing the Company to actively consider all of its options. As of the date of the mailing of this proxy, no nominees have been submitted to the Company for election to the Board of Directors by the holders of the Series A Convertible Preferred Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET FORTH BELOW

The following table sets forth the nominees to be elected at the Annual Meeting and, for each director whose term of office will extend beyond the Annual Meeting, the year such nominee or director was first elected a director, the positions currently held by the nominee and each director with the Company.

Name	Position with the Company	Director Since
Vincent Sheeran	Director and Chief Executive Officer	June 2007
W. Douglas Hajjar	Director	November 2005
Daniel McKelvey	Director	August 2006

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers:

Name	Age	Position
Vincent Sheeran	49	Director and Chief Executive Officer
Wade R. Fenn(2)	49	Director
W. Douglas Hajjar	60	Director
Daniel McKelvey(1)(2)	41	Director

(1)	Our Audit Committee consists of Mr. McKelvey (Chairman).
(2)	Our Compensation Committee consists of Messrs. McKelvey and Fenn.

Each Director will hold office until the next annual meeting of Stockholders and until his successor has been elected and qualified.

Vincent D. Sheeran, has served as the Company’s Chief Executive Officer and Director since June 2007. From April 2002 to May 2006 Mr. Sheeran served as the President and Chief Executive Officer of UltraLink, Inc. where he was responsible for transforming the business into a well respected HRO with a growing number of services. Mr. Sheeran also orchestrated the successful sale of the company to Barring Private Equity of India. Prior to UltraLink, Mr. Sheeran worked at Epicor Software from June 1995 to September 2001 as the Senior Vice President of Worldwide Sales, where he was responsible for profit and loss for all international regions and directed the company’s overall sales efforts. During this period, Mr. Sheeran also held other senior positions at Epicor, including Senior Vice President, Marketing. Prior to Epicor, he held senior executive positions at several other growing technology firms, including Software Plus, Inc., Tesseract, and McCormack and Dodge. Mr. Sheeran holds a B.S in Management and Management Sciences from the University of South Carolina.

Wade R. Fenn has served as a Director of the Company since July 2005. He has over two decades of retail electronics experience. From 1980-2002, he worked at Best Buy Co., Inc. in a number of positions, most recently as President of Entertainment and Strategic Business Development of Best Buy Co., Inc. Mr. Fenn joined Best Buy in 1980. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President—Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager. Mr. Fenn currently is the President of Navvo, a start-up company, which is developing several voice applications for the consumer market. Mr. Fenn is also the managing partner of Retail Masters, a consulting company.

W. Douglas Hajjar has served as a Director of the Company since November 2005. Mr. Hajjar served as chairman of Wherify California from 1998 until July 21, 2005. Mr. Hajjar previously served as Chairman of Control Data Corporation and Vice Chairman of Cadence Design Systems, Inc. Mr. Hajjar served as Chairman and CEO of Valid Logic for 5 years, Chairman and CEO of Telesis Systems for 2 years, and CFO and COO of GenRad for 5 years. Mr. Hajjar received a Bachelor Degree from Boston College in 1968.

Daniel McKelvey has served as a director of the Company since August 2006, and had previously served as a director of the Company from March 2004 until July 2005. Mr. McKelvey has served as a co-founder and Managing Partner of Forté Partners, LLC. Forté Partners is a merchant banking firm based in San Francisco that focuses on investments in software, wireless communications, and broadband networking. He serves as a general partner of three partnership funds of the firm. Mr. McKelvey has also been an active entrepreneur, co-founding Forté Capital LLC based in New York, an asset management firm with over $400 million under management providing advisory services to small institutions and high net worth individuals. Mr. McKelvey served in the Capital Markets Practice for Accenture, formally Andersen Consulting, both in New York and San Francisco. He has extensive expertise in enterprise software, networking, and financial services. Mr. McKelvey was responsible for the strategic planning, development, and implementation of various equity and fixed income portfolio management, investment control, trading, settlement control, and risk management systems. Clients included The Capital Group, Goldman Sachs, and Donaldson Lufkin and Jenrette. Mr. McKelvey holds a B.S. cum laude in mathematics and computer science from the University of New Hampshire.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. The Company regularly monitors developments in the area of corporate governance.

Board of Directors

The Board of Directors consists of directors who are elected by the Company’s Stockholders, and is the ultimate decision-making body of the Company except with respect to those matters reserved to the Stockholders. The Board of Directors acts as an advisor and counselor to senior management and ultimately monitors its performance. These functions of the Board of Directors are fulfilled by the presence of directors who have a substantive knowledge of the Company’s business.

Our Board of Directors currently consists of the following four members: Vincent Sheeran, Douglas Hajjar, Wade R. Fenn and Daniel McKelvey. Mr. Fenn is an independent director as defined by the applicable American Stock Exchange rules. There are no family relationships among any of our current directors and executive officers.

The number of authorized members of our Board of Directors is determined by resolution of our board of directors. In accordance with the terms of our bylaws, the number of our Board of Directors is currently set at six members. As of December 3, 2007, there are two vacancies on the Board of Directors.

Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of our Board of Directors. Our board of directors has designated an audit committee and a compensation committee, and may establish other committees as it deems necessary or appropriate.

Meeting Attendance

The Board of Directors met 25 times during the fiscal year ended June 30, 2007. Each director attended at least 75% of the aggregate number of meetings of the Board or its committees upon which he served that were held during the respective periods in which he was a director. While the Company encourages all members of the Board to attend the Annual Meeting, there is no formal policy as to their attendance at each of the Annual Meetings of Stockholders. The Company did hold an Annual Meeting of Stockholders in 2006 and all six members of the Board attended.

Stockholder Communications

Stockholders may communicate in writing with the Chairman of the Board or the non-management members of the Board as a group by mail addressed to the Secretary of the Company at the following address: 901 Mariners Island Blvd, Suite 300, San Mateo, California, 94404. The Secretary will review all correspondence sent to the attention of the non-management directors and regularly forward to the Board a summary of such correspondence. Copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention will also be forwarded to the Board.

Codes of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, and a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. Copies of these codes of ethics were filed with the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 31, 2005. Copies are available on our website at www.wherifywireless.com and will be provided without charge upon request made to the Company’s Secretary at 901 Mariners Island Blvd, Suite 300, San Mateo, California, 94404.

Committees of the Board of Directors

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

Audit Committee

Our audit committee consists of Mr. Daniel McKelvey (Chairman). Mr. McKelvey joined the Board on August 19, 2006, meets the financial literacy requirements of applicable SEC and American Stock Exchange rules, and the Board has determined that Mr. McKelvey is an “audit committee financial expert” as defined in Item 401(e) of Regulation S-K. Mr. McKelvey is not “independent” as that term is defined in applicable SEC and American Stock Exchange rules because of compensation paid to him as a consultant to the Company during the prior three years. Both our independent auditors and our internal financial personnel will regularly meet privately with and will have unrestricted access to our audit committee. Our audit committee operates pursuant to a written charter that satisfies applicable SEC and American Stock Exchange rules. Our audit committee charter is available on our website at www.wherifywireless.com.

Our Audit Committee oversees our corporate accounting and financial reporting processes. The functions and responsibilities of our Audit Committee are to, among other things:

•	evaluate our independent auditors’ qualifications, independence and performance;
•	determine the engagement of our independent auditors;
•	approve the retention of our independent auditors to perform any proposed, permissible non-audit services;
•	monitor the rotation of partners of the independent auditors on our engagement team as required;
•	review our financial statements;
•	review our critical accounting policies and estimates; and
•	discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly financial statements.

The Audit Committee met 8 times during fiscal year 2007. The Audit Committee’s authority and duties and obligations are more particularly described in the Audit Committee’s charter adopted by the Board on August 25, 2005. Our audit committee charter is available on our website at www.wherifywireless.com.

Report of the Audit Committee(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, during fiscal year 2007, the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from the Company and its management.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-KSB for the year ended June 30, 2007, for filing with the SEC.

Submitted by the Audit Committee

Daniel McKelvey

Compensation Committee

The members of the Compensation Committee are Wade Fenn (Chairman) and Daniel McKelvey. The Board has determined that Mr. Fenn is independent within the meaning of applicable American Stock Exchange rules. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of the Company, including the chief executive officer, administers the Company’s stock option plan, and establishes and reviews general policies relating to the compensation and benefits of the Company’s employees and performs such other functions regarding compensations as the Board may delegate. Our Compensation Committee operates pursuant to a written charter. Our Compensation Committee charter is available on our website at www.wherifywireless.com. The Compensation Committee met 25 times during fiscal year 2007.

Our compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance and stockholder return.

Compensation Philosophy: Our overall executive compensation philosophy is based on a series of guiding principles derived from our values, business strategy, and management requirements. These principles are summarized as follows:

•	Provide competitive levels of total compensation which will enable us to attract and retain the best possible executive talent;
•	Motivate executives to achieve optimum performance for us;
•	Align the financial interests of executives and stockholders through equity-based plans; and
•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Program: The Compensation Committee is responsible for reviewing and recommending to the Board the compensation and benefits of all of our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee is also responsible for the administration of our stock option plans. There are three major components to our executive compensation: base salary, incentive bonuses and long-term incentives in the form of stock options.

(1)	Base Salary. In setting compensation levels for executive officers, the Compensation Committee reviews competitive information relating to compensation levels for comparable positions at wireless devices companies and within the telecommunications industry. In addition, the Compensation Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on time in position, assessment of individual performance, salary relative to internal and external equity and critical nature of the position relative to our success.
(2)	Incentive Bonuses. The incentive bonus program provides a variable compensation opportunity for the executive officers. A pay out, if any, is based on a combination of corporate financial performance and individual officer performance relative to achievement of pre-established specified strategic objectives (e.g., new product development milestones, marketing/sales results, productivity enhancements and regulatory applications and approvals).
(3)	Long-Term Incentives. The long-term performance-based compensation of executive officers and other employees takes the form of stock option awards under our stock option plans. The

Compensation Committee believes that the equity-based compensation ensures that our executive officers and other employees have a continuing stake in our long-term success. All options granted by us have been granted with an exercise price equal to the fair market value of our common stock on the date of grant. Options granted since July 25, 2005 become exercisable at the rate of 25% of the shares at the end of first year following the date of vesting commencement and then ratably at 1/48th per month such that, subject to the employee’s or independent contractor’s continuous relationship with us, the option is fully exercisable four years from the grant’s date of vesting commencement. Options granted as bonuses may vest over a shorter period if so determined by the Compensation Committee. Options granted are subject to the employee’s or independent contractor’s continuous relationship with us. We have not issued any stock appreciation rights (SARs), stock purchase rights, long-term performance awards in stock to any Named Executive Officer or any other person under our stock option plans.

Section 162(m) of the Internal Revenue Code Limitations on Executive Compensation

In 1993, Section 162(m) was added to the United Stated Internal Revenue Code of 1986, as amended. Section 162(m) may limit our ability to deduct for United States federal income tax purposes compensation in excess of $1,000,000 paid to our Chief Executive Officer and our four other highest paid executive officers in any one fiscal year. None of our executive officers received compensation in excess of this limit during fiscal 2006.

Nominating Committee

The Company does not have a standing nominating committee. Due to the small size of its Board, the Company does not foresee the need to establish a separate nominating committee. The full Board is responsible for evaluating and recommending individuals for election or re-election to the Board, including those recommendations submitted by Stockholders. Currently, the independent director on the Board (within the meaning of applicable American Stock Exchange rules) is Mr. Fenn.

It is the Company’s policy that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and have skills and expertise appropriate for the Company and serving the long-term interest of the Company’s Stockholders. The Company’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the Board of Directors review such directors’ overall service to the Company during their term, including the number of meetings attended, level or participation, quality of performance, and any related party transactions with the Company during the applicable time period; and (2) in the case of new director candidates, the Board of Directors first conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board of Directors meet to discuss and consider such candidates’ qualifications, including relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert”). The Board of Directors then selects a candidate for nomination by majority vote. In seeking potential nominees, the Board uses a network of contacts to compile a list of potential candidates, but may also engage, if deemed appropriate, a professional search firm. To date, the Company has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the Board rejected a timely director nominee from a Stockholder(s) holding more than 5% of the Company’s voting stock.

The Board will consider director candidates recommended by Stockholders provided the Stockholders follow the procedures set forth below and in the Company’s bylaws. The Board does not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate was recommended by a Stockholder or otherwise.

Stockholders who wish to recommend individuals for election to the Board may do so by submitting a written recommendation to the Board in accordance with the procedures set forth above in this proxy statement under the heading “What is the deadline for submitting Stockholder proposals for the 2008 annual meeting?” For nominees for election to the Board proposed by stockholders to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and rules and regulations thereunder; and (2) as to the Stockholder proposing such nominee, that Stockholder’s name and address, the class and number of shares of the Company’s capital stock the Stockholder beneficially owns, a description of all arrangements and understandings between the Stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made, a representation that the Stockholder is a holder of record of the Company’s stock entitled to vote at the meeting and that the Stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person named in its notice, and any other information relating to the Stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act and the rules and regulations thereunder. The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

EXECUTIVE COMPENSATION

Executive Compensation

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended June 30, 2007:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(a)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total ($)
Vincent Sheeran, Director and Chief Executive Officer(b)	2007	$15,385	—	—	$638,345	(g)	—	—	—		$695,385
Timothy J. Neher, Former Chief Executive Officer(c)	2007	$200,000	—	—	—		—	—	$24,000	(h)	$224,000
Mark Gitter, Former Chief Financial Officer(d)	2007	$131,364	—	—	—		—	—	—		$131,364
Gerald Parrick, Former President(e)	2007	$183,069	—	—	—		—	—	—		$183,.069
William B. Scigliano, Former President of the Government Relations(f)	2007	$166,058	$130,000	$145,000	—		—	—	$30,000	(i)	$471,058

(a)	Amounts are calculated in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share-based Payment.”
(b)	Mr. Sheeran began serving as Chief Executive Officer of the Company on June 6, 2007.
(c)	Mr. Neher ceased to serve as Chief Executive Officer of the Company on February 28, 2007. Mr. Neher’s employment with the Company ended in November 2007 and will not be renewed.
(d)	Mr. Gitter resigned as the Company’s Chief Financial Officer and Treasurer on March 12, 2007.
(e)	Mr. Parrick resigned as the Company’s President on May 11, 2007.
(f)	Mr. Scigliano resigned as the Company’s President of Government Services Division on June 27, 2007.
(g)	On a June 6, 2007 Mr. Sheeran was granted an option to purchase 4,000,000 shares of Wherify common stock. The option vests over four years at a rate of 1/48 per month, expires on June 6, 2117, and has an exercise price of $0.16.
(h)	Includes $24,000 automobile allowance.
(i)	Includes $30,000 automobile and housing allowance.

Employment Agreements and Change of Control Arrangements

Employment Agreement with Vincent Sheeran

Wherify entered into an employment agreement with Mr. Sheeran, dated June 6, 2007. Pursuant to the agreement, Mr. Sheeran is paid an annual base salary of $200,000, $2,000 per month for living expenses and will be eligible to receive a bonus equal to 100% of his annual salary for meeting certain milestones. Wherify has the option to pay up to 50% of any bonus earned by Mr. Sheeran in Wherify’s common stock. In addition, Mr. Sheeran was granted an option to purchase 4,000,000 shares of Wherify common stock. The option vests over four years at a rate of 1/48 per month and has an exercise price of $0.16. Mr. Sheeran is entitled to all Wherify benefits including medical and dental.

The agreement also provides that in the event Mr. Sheeran is terminated without cause or good reason he will be entitled to one year severance payable in either (i) a lump sum with no continued benefits or stock vesting or (ii) a 12 month payout of annual salary, benefits and continued vesting of stock options. All vested options must be exercised within 90 days after termination or resignation.

In addition, the agreement provides that in the event of a change of control, all stock options shall immediately vest.

The Agreement also provides that Mr. Sheeran is entitled to one seat on Wherify’s Board of Directors.

Settlement Agreement with Timothy Neher

Effective November 21, 2007, Wherify and Timothy Neher, entered into a Separation Agreement and Mutual Release. Pursuant to the agreement, Mr. Neher resigned his employment and ceased to hold any office or title at Wherify.

Pursuant to the agreement, Mr. Neher is entitled to continuation pay in the amount of $282,000, such amount to be paid in 26 bi-weekly payments ending on November 14, 2008. In the event Wherify has more than $2,500,000 in its accounts, Mr. Neher will receive any then-remaining payments on an accelerated basis. In addition, the agreement provides that Mr. Neher shall have 90 days after the date of the last payment to Mr. Neher under the agreement to exercise all of his outstanding stock options. Pursuant to the agreements Mr. Neher acknowledges that he is entitled to no additional severance or separation benefits other than as expressly provided for in the agreement.

Settlement Agreement with William Scigliano

On June 27, 2007 the Company and Mr. Scigliano entered into a Separation Agreement, effective June 27, 2007. Pursuant to the agreement, Mr. Scigliano was paid $130,000 and issued 763,158 shares of Wherify’s common stock (the “Common Stock”). Mr. Scigliano will be locked-up from selling any shares of the Common Stock for 90 days (the “Initial Lock-up Period”). After the Initial Lock-up Period, Mr. Scigliano will be subject to an additional three-month lock-up period (the “Second Lock-up Period”) where he will be permitted to sell up to one-third of the Common Stock in each month of the Second Lock-up Period.

Mr. Scigliano is limited by the Agreement to only sell an amount of the Common Stock up to a Market Value of $145,000 (defined as the price received for shares of the Common Stock upon their sale by Mr. Scigliano). In the event Mr. Scigliano sells $145,000 Market Value of Common Stock and holds unsold shares of Common Stock, he is obligated to return the excess shares to Wherify. If after the Second Lock-up Period Mr. Scigliano sells all of the Common Stock for a Market Value of less than $145,000, Wherify is obligated to issue additional shares of common stock to Mr. Scigliano to compensate for the difference between $145,000 and the Market Value Mr. Scigliano received for his shares of Common Stock. The amount of shares issued to compensate the difference will be determined by using the closing price of Wherify’s common stock on the expiration of the Second Lock-up Period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Vincent Sheeran, Director and Chief Executive Officer(a)	83,333	3,916,667		$0.16	6/6/2017
Timothy Neher, Former CEO(b)	1,200,525			$0.34	11/14/2012
Timothy Neher, Former CEO(c)	292,531	50,223		$0.34	2/17/2014
Gerald Parrick, Former President(d)	314,471	165,739		$0.31	11/29/2014
William Scigliano, Former President of Governmental Services(e)	150,000			$2.00	8/1/2007
William Scigliano, Former President of Governmental Services(f)	50,000			$4.40	4/1/2008
William Scigliano, Former President of Governmental Services(g)	50,000			$6.00	3/1/2009
William Scigliano, Former President of Governmental Services(h)	46,007	78,993		$1.21	1/16/2016

(a)	Mr. Sheeran began serving as Chief Executive Officer of the Company on June 6, 2007. Option granted on June 3, 2007 and vest over four years at a rate of 1/48per month with a 10 year life.
(b)	Mr. Neher ceased to serve as Chief Executive Officer of the Company on February 28, 2007. Option granted on November 14, 2002 and vest over four years at a rate of 1/48 per month with a 10 year life. Mr. Neher’s employment agreement with the Company ended November 2007 and will not be renewed.
(c)	Option granted on February 17, 2004 and vest over four years at a rate of 1/48 per month with a 10 year life.
(d)	Mr. Parrick resigned as the Company’s President on May 11, 2007. Option granted on November 29, 2004 and vest over four years at a rate of 1/48 per month with a 10 year life.
(e)	Mr. Scigliano resigned as the Company’s President of Government Services Division on June 27, 2007. Option granted on August 1, 2002 and vest over two years at a rate of 1/24 per month with a five year life. Option expired July 31, 2007.
(f)	Option granted on April 1, 2003 and vest over two years at a rate of 1/24 per month with a five year life.
(g)	Option granted on March 1, 2004 and vest over two years at a rate of 1/24 per month with a five year life.

(h)	Option granted on January 16, 2006 and vest over four years at a rate of 1/48 per month with a ten year life. The option became fully vested with Mr. Scigliano resignation on June 27, 2007.

Equity Compensation Plan Information

The following table provides information as of June 30, 2007 with respect to our compensation plans (including individual compensation arrangements), under which securities are authorized for issuance aggregated as to (i) compensation plans previously approved by Stockholders, and (ii) compensation plans not previously approved by Stockholders.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders	8,640,018	(1)	$0.44	4,488,953	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	8,640,018		$0.44	4,488,953

(1)	Of these securities, 5,511,047 options, 325,000 options and 2,803,971 options were issued and outstanding as of June 30, 2007 pursuant to the 2004 Stock Plan, the 2001 Stock Plan and the 1999 Stock Option Plan, respectively.
(2)	Of these securities, 4,488,953 options, 0 options, and 0 options were available for issuance as of June 30, 2007 pursuant to the 2004 Stock Plan, the 2001 Stock Plan and the 1999 Stock Option Plan, respectively.

SUMMARY OF EQUITY COMPENSATION PLANS

Equity-Based Compensation

Employee Stock Option Plans

2004 Stock Plan

Wherify’s Board administers the 2004 Stock Plan (“2004 Plan”), which was adopted by the Stockholders effective July 21, 2005. The company has registered 10 million shares under the 2004 Plan. The 2004 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, and other stock based awards as determined by the administrator to be appropriate to employees, directors (including employee directors) and consultants. The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability. The exercise price of incentive stock options may not be less than 100% of the fair market value of the Common Stock as of the date of grant (110% of the fair market value in the case of an optionee who owns more than 10% of the total combined voting power of all classes of the Company’s capital stock). Options may not be exercised more than ten years after the date of grant (five years in the case of 10% Stockholders). Upon termination of employment for any reason other than death or disability, each option may be exercised for a period of 90 days, to the extent it is exercisable on the date of termination unless otherwise provided in the award agreement. In the case of a termination due to death or disability, an option will remain exercisable for a period of one year, to the extent it is exercisable on the date of termination. Up to an aggregate of 20,000,000 shares of Common Stock are currently authorized for issuance under the 2004 Plan, subject to Stockholder approval. As of December 3, 2007, there were 6,513,760 options granted and outstanding under the 2004 Plan of which 1,138,655 are vested and 3,300,860 shares of common stock issued under the 2004 Plan.

2001 Stock Plan

Wherify’s Board administers the 2001 Stock Plan (“2001 Plan”), which was adopted by the Stockholders effective July 26, 2001. The 2001 Plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock to employees, directors (including employee directors) and consultants. The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability. The Board has authorized up to an aggregate of 2,000,000 shares of Common Stock for issuance under the 2001 Plan. As of December 3, 2007, there were 100,000 options granted and outstanding under the 2001 Plan of which 100,000 are vested. No additional options may be granted under this plan.

1999 Stock Option Plan

Wherify’s Board administers the 1999 Stock Option Plan, as amended and restated (“1999 Plan”), which was originally approved on June 1, 1999 by Wherify California, Inc. (a California corporation) and subsequently amended and restated and assumed by Wherify pursuant to an Agreement and Plan of Merger dated April 14, 2004. The 1999 Plan provides for the grant of incentive stock options and non-statutory stock options to employees, directors (including employee directors) and consultants. The administrator is authorized to determine the terms of each option granted under the plan, including the number of shares, exercise price, term and exercisability. On July 21, 2005, the date that Wherify completed the merger of Wherify Acquisition, Inc. (a wholly-owned subsidiary of Wherify) and Wherify California, Inc. (a California corporation), the number of shares underlying options granted under Wherify California, Inc.’s (a California corporation) amended and restated 1999 Plan were assumed by Wherify and multiplied by the 4.8021 merger exchange ratio and existing vesting schedules were maintained. As a result on July 25, 2005, upon application of the merger exchange ratio, there was a total of 3,977,731 options outstanding under the 1999 Plan. As of December 3, 2007, there were 2,198,729 options granted and outstanding under the 1999 Plan of which 2,175,015 are vested. No additional options may be granted under this plan.

2005 Consultant Compensation Plan

The 2005 Consultant Compensation Plan (“Consultant Plan”) provides for the award of unconditional or conditional shares to consultants of the Company. The Consultant Plan is administered by the Board. The administrator is authorized to determine the terms of each award granted under the plan. The Board has authorized up to an aggregate of 250,000 shares of Common Stock for issuance under the Consultant Plan. As of June 30, 2006, all shares have been awarded under the Consultant Plan.

Policy with Respect to $1 Million Deduction Limit

It is the Company’s policy, where practical, to avail itself of all proper deductions under the Internal Revenue Code. Amendments to the Internal Revenue in 1993, limit, in certain circumstances, the deductibility of compensation in excess of $1 million paid to each of the five highest paid executives in one year. The total compensation of the executive officers did not exceed this deduction limitation in fiscal year 2007 or 2006.

Compensation of Directors

The table below summaries the compensation paid by the Company to our Directors for the fiscal year ended June 30, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($) (a)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Doug Hajjar(b)	$90,000	$190,000		—	—		$280,000
Dr. Neil Morris(c)	$48,000	$19,500		—	—		$67,500
Daniel McKelvey(d)	$19,000	$21,000		—	—		$40,000
Wade Fenn(e)	$15,500	$37,000		—	—		$52,500
William Scigliano(f)	—	$15,000		—	—		$15,000
Timothy Neher(g)	—	$15,000		—	—		$15,000

(a)	Represents fair value as of June 30, 2007 under SFAS 123R.
(b)	Mr. Doug Hajjar was compensated in cash totaling $90,000 and was granted shares in lieu of $190,000 totaling 1,075,270 shares. As of June 30, 2007, Mr. Hajjar has 125,000 options to purchase common stock, 3,725,290 shares of common stock and warrants to purchase 500,000 shares of common stock.
(c)	Dr. Neil Morris was compensated in cash totaling $48,000 and was granted shares in lieu of $19,500 totaling 116,250 shares. As of June 30, 2007, Dr. Morris has 116,250 shares of common stock and warrants to purchase 100,000 shares of common stock.
(d)	Mr. Daniel McKelvey was compensated in cash totaling $19,000 and was granted shares in lieu of $21,000 totaling 123,750 shares. As of June 30, 2007, Mr. McKelvey has 123,750 shares of common stock and warrants to purchase 125,000 shares of common stock.
(e)	Mr. Wade Fenn was compensated in cash totaling $15,500 and was granted shares in lieu of $37,000 totaling 203,750 shares. As of June 30, 2007, Mr. Fenn has 98,021 options to purchase common stock, 275,781 shares of common stock and warrants to purchase 50,000 shares of common stock.
(f)	Mr. William Scigliano was granted shares in lieu of $15,000 totaling 93,750 shares. As of June 30, 2007, Mr. Scigliano has 375,000 options to purchase common stock, and 886,908 shares of common stock
(g)	Mr. Timothy Neher was granted shares in lieu of $15,000 totaling 93,750 shares. As of June 30, 2007 Mr. Neher has 1,543,279 options to purchase common stock, and 8,681,574 shares of common stock.

Upon appointment and their acceptance to serve on our Board, each new non-employee director is issued a non-statutory stock option (the “Option”) pursuant to the Company’s stock option plan to purchase 50,000 shares of Common Stock of the Company (“Shares”) at a purchase price equal to the current fair market value of such Shares as determined by the Board. The Option vests in equal monthly increments over four years so long as the non-employee director remains a member of the Board. Upon serving on the Board for one year and upon being appointed for another term, the non-employee director will receive additional options for 10,000 shares which will vest ratably over 12 months. The non-employee director will receive additional options for 10,000 shares for each one year term of service with the Board thereafter.

In addition to the equity compensation described above, we pay each of our non-employee directors $3,000 per calendar quarter in which they serve on the Board plus an additional $2,000 per meeting for each of the first five meetings per year and $500 per scheduled monthly teleconference meeting they attend. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board or committees thereof.

Consulting Agreement with Douglas Hajjar

Effective January 1, 2004, Wherify California entered into a Consulting Agreement (the “Initial Consulting Agreement”) with Douglas Hajjar, which was subsequently assumed by Wherify in connection with the merger of Wherify with Wherify California on July 21, 2005. Under the terms of the Initial Consulting Agreement, Mr. Hajjar acted as a financial advisor to the Company and the Company paid Mr. Hajjar a consulting fee of $10,000 per month.

In accordance with the terms of the Initial Consulting Agreement, in 2004 Wherify California issued to Mr. Hajjar an option to purchase 100,000 shares of Wherify California common stock (equivalent to approximately 481,000 shares of Wherify common stock) at the then fair market value. The options vest ratably on a monthly basis over a 36 month period commencing on the date of the agreement, but cease to vest upon termination of the agreement. All options granted pursuant to the Initial Consulting Agreement vest immediately upon a Change in Control.

The Initial Consulting Agreement also provided that upon a Change of Control during the term of the agreement, or within six months thereafter, in which the acquiring person or entity is introduced to the company by Mr. Hajjar, the company would pay Mr. Hajjar an acquisition fee equal to 2% of the aggregate consideration paid to the company’s stockholders in such transaction.

On January 13, 2006, Wherify and Mr. Hajjar entered into a new Consulting Agreement which supersedes and replaces the Initial Consulting Agreement entered into effective January 1, 2004. Under the new Consulting Agreement, Mr. Hajjar continues to be paid a fee of $10,000 per month for his assistance as a financial adviser to the Company and is entitled to reimbursement for out-of-pocket costs and indemnification for damages arising out of his services. However, he is no longer entitled to a fee in connection with a Change in Control transaction. The agreement is terminable by either party on 30 days’ notice.

Also on January 13, 2006, Wherify entered into a letter agreement with Mr. Hajjar setting forth certain terms of his services as a Director and Co-Chairman. Under this agreement, Mr. Hajjar agreed to direct and coordinate the Board’s oversight of the business and operations of the Company and the activities and performance of senior management, and to assist senior management in developing strategic plans for the Company and with fund raising and financing activities. Pursuant to the agreement, on January 13, 2006 the Company granted to Mr. Hajjar an option to purchase 125,000 shares of common stock at an exercise price equal to the closing sales price of $1.70 per share. The option vests in equal monthly increments over four years so long as Mr. Hajjar remains on the Board. The agreement further provides that for each additional year Mr. Hajjar serves on the Board he will receive an additional option for 12,500 shares of common stock with an exercise price equal to the closing sales price on the grant date and which vests ratably monthly over 12 months. Mr. Hajjar is also entitled under this agreement to a cash payment of $5,000 per month during which he serves on the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on information provided to Wherify, Wherify believes that during the last fiscal year, the following reports required by Section 16(a) of the Exchange Act to be filed by its Directors and executive officers were not timely filed: (i) Mr. Hajjar did not timely file a Form 4 covering 4 transactions, were he received stock in lieu of cash compensation, (ii) Mr. McKelvey did not timely file a Form 4 covering 3 transactions, were he received stock in lieu of cash compensation, (iii) Mr. Fenn did not timely file a Form 4 covering 3 transactions, were he received stock in lieu of cash compensation, (iv) Mr. Scigliano did not timely file a Form 4 covering 2 transactions, were he received stock in lieu of cash compensation, (v) Dr. Morris did not timely file a Form 3 or Form 4 covering 3 transactions, were he received stock in lieu of cash compensation, (vi) Mr. Neher did not timely file a Form 4 covering 1 transaction, were he received stock in lieu of cash compensation, and Mr. Sheeran filed a late Form 4 covering one transaction. All Directors intend to file Form 3 or Form 4s covering all applicable transactions as soon as practicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We employed Mr. William Hajjar as our Director of Enterprise Sales. He held this position in Wherify California since May 2003. On November 15, 2005 Mr. W. Douglas Hajjar was appointed to the Board of Directors and further was appointed to serve as the co-Chairman of the Board of Directors. William Hajjar is the son of our Director Mr. W. Douglas Hajjar. In Fiscal 2007, Mr. William Hajjar was compensated $120,000. As of September 2007 Mr. William Hajjar was no longer with the Company.

We employ Mr. Matthew Neher as our Vice President of Business Development. He held this position in Wherify California since May 1999. Mr. Matthew Neher is the brother of our Chairman of the Board Mr. Timothy J. Neher. In Fiscal 2007, Mr. Matthew Neher was compensated $175,090.

On January 13, 2006, Wherify and Mr. W. Douglas Hajjar entered into a Consulting Agreement. Under the Consulting Agreement, Mr. Hajjar continues to be paid a fee of $10,000 per month for his assistance as a financial adviser to the Company and is entitled to reimbursement for out-of-pocket costs and indemnification for damages arising out of his services. The agreement is terminable by either party on 30 days’ notice.

Conflict of Interest Policy

We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested non-employee directors on the Board approve all transactions between Wherify and its officers, directors, principal Stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

All transactions between us and our officers, directors, principal Stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested non-employee directors, or, if required by law, a majority of disinterested Stockholders and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

AUDITOR INDEPENDENCE

Malone and Bailey, PC, Certified Public Accountants, are Wherify’s independent auditors engaged to examine the financial statements of Wherify for the fiscal years ended June 30, 2007 and June 30, 2006. Malone and Bailey, P.C. has performed the following services and has been paid the following fees for these fiscal years.

Fees to Independent Auditors for Fiscal Years 2007 and 2006

The following table shows the fees billed to Wherify for the audit and other services provided by Malone & Bailey, PC for fiscal 2007 and 2006.

	Fiscal 2007	Fiscal 2006
Audit fees(1)	$186,082	$148,000
Audit-related fees	$0	$0
Tax fees	$0	$0
All other fees	$0	$0

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

All audit related services, tax services and other services are and were pre-approved by Wherify’s Board of Directors and/or the Audit Committee, which concluded that the provision of such services by Malone & Bailey, PC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PROPOSAL 2 — CERTIFICATE AMENDMENT

The Board of Directors has proposed to amend the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200 million shares to 300 million shares (the “Certificate Amendment”). If the Certificate Amendment is approved at the Annual Meeting, the Company intends to promptly sign and file with the Delaware Secretary of State a certificate amending the Certificate of Incorporation to effect the increase in authorized shares.

Effect of Certificate Amendment

The effect of the proposed Certificate Amendment is to increase the number of shares of Common Stock the Company is authorized to issue from 200 million shares to 300 million shares. The Certificate Amendment does not otherwise modify the rights and preferences of any class or series of authorized capital stock. Each time additional shares of Common Stock are issued, however, the voting rights, dividend rights and other rights of each previously issued share of Common Stock are reduced proportionately. If the Certificate Amendment is approved, the holders of the Common Stock may experience dilution as additional shares of Common Stock are issued in the future.

Under the Certificate of Incorporation, the Company is presently authorized to issue 200 million shares of Common Stock, $.01 par value, and 10 million shares of Preferred Stock, $.01 par value. As detailed in the following Capitalization Table, as of December 3, 2007, 75,289,793 shares of Common Stock were issued and outstanding and 123,714,215 shares were reserved for issuance. This results in 995,992 shares of Common Stock available for issuance without taking into consideration the Series B Convertible Adjustable Preferred Stock, which is discussed below. If the Certificate Amendment is approved, the number of shares of Common Stock available for issuance will increase to 93,939,742 shares after reserving for issuance shares issuable upon conversion of the Series B Convertible Adjustable Preferred Stock.

As of December 3, 2007, of the authorized shares of Preferred Stock, 7,500 shares (60,000,000 shares of Common Stock on an as-converted basis) of Series A Convertible Preferred Stock, $0.01 par value (“Series A Preferred”), and 1,129 shares (7,056,250 shares of Common Stock on an as-converted basis) of Series B Convertible Adjustable Preferred Stock, $0.01 par value (“Series B Preferred”), were issued and outstanding.

The outstanding Series A Preferred stock is convertible into an aggregate of 60,000,000 shares of common stock. These 60,000,000 shares of common stock are reserved for issuance upon conversion of the Series A Preferred.

The outstanding Series B Preferred stock is convertible into an aggregate of 7,056,250 shares of common stock. This amount has not been reserved for issuance because there are currently not enough shares of common stock authorized for issuance under the Company’s Certificate of Incorporation. Investors who purchased Series B Preferred stock were aware that they would not be able to convert their Series B Convertible Stock unless there were enough shares available under the Certificate of Incorporation. The Company agreed to attempt to increase the amount of authorized shares available at the 2007 Annual Meeting, so there would be enough shares of common stock available for issuance upon conversion of the Series B Preferred shares. If the proposal to amend the Certificate of Incorporation does not pass, there will be negative consequences that will occur. These are discussed in more detail below.

The Certificate Amendment will not affect the number of shares of Preferred Stock available for issuance.

The following table shows the number of shares of Common Stock (i) issued and outstanding, (ii) reserved for issuance for various purposes, and (iii) issuable upon conversion of the Series B Preferred Stock, as of December 3, 2007, and the percentages that such shares represent of (a) the currently authorized number of shares of Common Stock (200 million) and (b) the prospective authorized number of shares of Common Stock (300 million).

WHERIFY WIRELESS, INC.
CAPITALIZATION TABLE

(As of December 3, 2007)

	Number of Shares	Percentage of Current Authorized Shares (200 million)	Percentage of Prospective Authorized Shares (300 million)
Shares Issued and Outstanding	75,289,793	37.6%	25.1%
Shares Reserved for Issuance
For exercise of warrants	23,216,346	11.6%	7.7%
For conversion of debentures	19,500,000	9.8%	6.5%
For conversion of convertible note	12,000,000	6.0%	4.0%
For exercise of stock options (issued and outstanding)	8,812,489	4.4%	2.9%
For conversion of Series A Preferred Stock	60,000,000	30.0%	20%
For issuance under the 2004 Stock Plan (not issued)	185,380	0.1%	0.1%
Total Shares Reserved for Issuance	123,714,215	61.9%	41.2%
Total Shares Issued and Reserved for Issuance	199,004,008	99.5%	66.3%
Common Stock issuable upon conversion of Series B Preferred	7,056,250	3.5%	2.4%
Total Shares Issued, Reserved for Issuance and Issuable upon Conversion of Series B Preferred Stock After Amendment Approved	206,060,258	103.0%	68.7%

Reasons for Certificate Amendment

The Board of Directors has approved the Certificate Amendment, and is recommending it for approval by the stockholders, because the Board of Directors is concerned that the number of shares of Common Stock currently available for issuance is insufficient for the conversion of the Series B Preferred Stock and is insufficient for additional capital raising and other business needs and opportunities that may arise during the next few years. The Company has initially launched its product and expects to require additional capital in order to attain profitability. Because of the nature of the Company’s business, it must be continually ready to take advantage of business opportunities including strategic alliances, additions to product lines, other opportunities to expand the business and revenue basis, and acquisition possibilities, and expects that any such business opportunity or acquisition possibilities by the Company would primarily involve the issuance of Common Stock to the involved company or its stockholders. In any such case, the Company may need to raise a significant amount of capital, which would most likely involve issuance of the shares of Common Stock and/or securities exercisable for or convertible into Common Stock. The Company has no such specific business opportunity or acquisition possibility plans, proposals or arrangements, written or otherwise, at this time that would require such an issuance of shares.

The additional shares of Common Stock that would become available for issuance if the proposed amendment were adopted could be used by the Company to oppose a hostile takeover attempt or delay or prevent changes of control (whether by merger, tender offer, proxy contest or assumption of control by a holder of a large block of the Company's securities) or changes in or removal of management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the number of authorized shares of Common Stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of the Company (nor is the Board of Directors currently aware of any such attempts directed at the Company), stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by the Company to deter or prevent changes of control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

The purpose of the Certificate Amendment is to ensure that a sufficient number of shares of Common Stock are available for the above described, and other possible purposes and transactions during the next few years.

Consequences of failing to approve the Certificate of Amendment

We currently do not have a sufficient number of shares available for issuance to allow for the conversion of the Series B Preferred Stock into common stock and if the Certificate of Amendment is not approved the terms of the Series B Preferred Stock will be adjusted in manner that may negatively affect the Company.

In the event that, on or before December 31, 2007, Wherify has not (1) increased its authorized shares of common stock by no less than 100 million additional shares of common stock and (2) reserved sufficient shares of common stock to permit the full issuance of (W) all shares of common stock issuable upon exercise or conversion of all securities issued by Wherify in connection with the Series B Preferred Stock, (X) shares of common stock issuable upon exercise of the warrants issued to the purchasers of Series B Preferred Stock, (Y) shares of common stock issuable upon exercise of the warrants issued to the placement agent and (Z) all shares of common stock issuable upon conversion of any shares of Series B Preferred stock issued as dividend payments (the “Share Increase”), the terms of the Series B Preferred Stock will be adjusted as follows (the “Adjustment”):

(a) the stated value of each share of Series B Preferred Stock outstanding will be increased by 150%; and

(b) on December 31, 2008 (the “Maturity Date”), the then stated value of each share of Series B Preferred Stock and all accrued but unpaid dividends thereon will be paid to each respective holder of the Series B Preferred Stock.

In the event the Adjustment is triggered and Wherify fails to pay the required funds owed to the holders of the Series B Preferred Stock on the Maturity Date, and Wherify continues to not pay for a period of five days, the holders of shares of the Series B Preferred Stock will have the right to designate and elect three members to Wherify’s Board of Directors until such time as (i) no shares of Series B Convertible Preferred Stock are issued and outstanding, and (ii) all conversion shares are sold.

As a result, our Board of Directors believes it is important for stockholders to approve the proposed increase in authorized shares of Common Stock to avoid such possible consequences.

The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote, voting separately as a class, and the affirmative vote of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, entitled to vote and voting together as a single class is required for approval of the Certificate Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CERTIFICATE AMENDMENT.

PROPOSAL 3 — RATIFICATION OF 2004 STOCK PLAN AMENDMENT

The Board of Directors has proposed that the stockholders ratify the amendment of the Company’s 2004 Stock Plan to increase the number of shares available for issuance to 20 million shares (the “2004 Stock Plan Amendment”). The Board of Directors has approved the 2004 Stock Plan Amendment and asks the stockholders to ratify the 2004 Stock Plan Amendment at the Annual Meeting.

Effect of Stock Plan Amendment

The sole effect of the 2004 Stock Plan Amendment is the increase in the number of shares of Common Stock the Company is authorized to issue under the plan from 10 million to 20 million shares. The 2004 Stock Plan Amendment does not otherwise modify the rights and preferences of any class or series of authorized capital stock.

The 2004 Stock Plan Amendment is set forth in full in Appendix A. Prior to the 2004 Stock Plan Amendment, the Company was authorized to issue an aggregate of 10 million shares of Common Stock for the purposes of stock option awards, restricted and unrestricted stock grants and awards and compensation to service providers. Of the authorized shares of Common Stock under the 2004 Stock Plan Amendment, options for 6,513,760 shares of common stock, and 3,300,860 shares of Common Stock, were issued and outstanding as of December 3, 2007. As of that date, an additional 2,198,729 shares and 100,000 shares were subject to outstanding options under the Company’s 1999 Stock Option Plan and 2001 Stock Option Plan, respectively. Under the 2004 Stock Plan Amendment, the aggregate number of shares of Common Stock available for issuance under the 2004 Stock Plan as of December 3, 2007, is 20 million shares.

Each time additional shares of Common Stock are issued under the 2004 Stock Plan or issued as a result of the exercise of options issued under the 2004 Stock Plan, the voting rights, dividend rights and other rights of each previously issued share of Common Stock are reduced. The passage of the 2004 Stock Plan Amendment may cause the current holders of Common Stock to experience dilution as additional shares of Common Stock are issued and exercised under the plan in the future.

Reasons for 2004 Stock Plan Amendment

The Board of Directors has approved the 2004 Stock Plan Amendment, and is recommending it for ratification by the stockholders, because the Board of Directors is concerned that the number of shares of Common Stock currently available for issuance under the plan may prove insufficient for the purposes of attracting and retaining qualified employees, consultants and contractors during the next few years. The Company has initially launched its product and expects to experience significant staffing growth during this period. Additionally, the Company operates in a highly competitive skilled labor market where equity awards to employees continue to be an important ongoing compensation and motivational tool. Additionally, opportunities may arise during the course of business where stock based compensation to selected suppliers of goods and services may be in the best interests of the Company.

The purpose of the 2004 Stock Plan Amendment is to ensure that a sufficient number of shares of Common Stock are available for issuance under the Plan during the next few years.

Summary of the 2004 Stock Plan

The principal features of the 2004 Stock Plan are summarized below, but such summary is qualified in its entirety by reference to the full text of the 2004 Stock Plan, a copy of which is filed with the SEC and which will be made available to you upon request.

General

The purpose of the 2004 Stock Plan is to increase stockholder value by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to our employees, directors and consultants and promoting the success of our business. The plan permits the grant of incentive stock options, nonstatutory stock options and restricted stock.

Shares Subject to the Plan

After taking into effect the 2004 Stock Plan Amendment, the maximum aggregate number of shares of Common Stock that may be issued under the 2004 Stock Plan is 20 million shares, all of which may be issued either directly as restricted stock or upon the exercise of the stock options granted under the plan.

As of December 3, 2007, 3,300,860 shares of Common Stock and options to purchase a total of 6,513,760 shares of Common Stock were issued and outstanding under the 2004 Stock Plan. The 2004 Stock Plan Amendment increases the maximum aggregate shares available for issuance under the plan, either upon exercise of stock options or as restricted stock, to 20 million shares.

As of December 3, 2007, the closing price of the Common Stock on the Over-the-Counter Bulletin Board was $0.08 per share.

Administration

The 2004 Stock Plan is currently administered by the board of directors, but may also be administered by a committee of the board of directors. The administrator determines the terms of the options and stock purchase rights granted, including the exercise price, number of shares subject to the options and stock purchase rights, and the exercisability. All questions of interpretation are determined by the administrator and its decisions are final and binding upon all participants. Directors receive no additional compensation for their services in connection with the administration of the 2004 Stock Plan.

Eligibility

Nonstatutory stock options and restricted stock may be granted under the 2004 Stock Plan to our directors, employees and consultants. Incentive stock options may be granted only to employees. The 2004 Stock Plan provides a limit of $100,000 on the aggregate fair market value (determined on the date of grant) of shares subject to all incentive stock options that are exercisable for the first time by an optionee in any one calendar year. The administrator, in its discretion, selects the persons to whom options and stock purchase rights are granted, the time or times at which such options and stock purchase rights are granted, and the exercise price or purchase price and number of shares subject to each such grant. As of December 3, 2007, we had a total of 15 employees, including one executive officer, who are eligible to participate in the 2004 Stock Plan.

Option Grant Limitations

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation associated with options granted to such persons, the 2004 Stock Plan provides that no employee or director may be granted, in any fiscal year, options to purchase more than one million shares of common stock.

Terms and Conditions of Options

Each option is evidenced by a stock option agreement between Wherify and the optionee, and is subject to the following terms and conditions:

(a) Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted; provided, however, that the exercise price of an incentive stock option granted to a ten percent stockholder may not be less than 110% of the fair market value on the date the option is granted. The 2004 Stock Plan provides that if we desire to preserve our ability to deduct the compensation associated with options granted under the 2004 Stock Plan pursuant to Section 162(m) of the Internal Revenue Code, the exercise price of a nonstatutory stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the date the option is granted.

(b) Exercise of Option; Form of Consideration. The administrator determines when options become exercisable and may accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. As determined by the administrator and subject to all applicable laws, the 2004 Stock Plan permits payment to be made by cash, check, promissory note, other shares of our common stock, pursuant to a cashless exercise procedure, a reduction in the amount of any liability of Wherify to the individual, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Term of Option. The term of each option is stated in the award agreement and determined by the administrator. The term of an incentive stock option may be no more than ten years from the date of grant; provided, however, that in the case of an incentive stock option granted to a ten percent stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

(d) Termination of Service. If an optionee’s service relationship with us terminates for any reason (excluding death or disability), then the optionee may exercise the option within a period of time as determined by the administrator to the extent that the option is vested on the date of termination, (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time determined by the administrator or set forth in the option agreement, the option will remain exercisable for three months following the termination of the optionee’s service relationship. If an optionee’s service relationship terminates due to the optionee’s disability, the optionee may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time determined by the administrator or set forth in the option agreement, the option will remain exercisable for the twelve months following the termination of the optionee’s service due to disability. If an optionee’s service relationship terminates due to the optionee’s death, the optionee’s estate or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option within a period of time as determined by the administrator to the extent the option was vested on the date of death (but in no event later than the expiration of the term of such option as set forth in the option agreement). In the absence of a specified time determined by the administrator or set forth in the option agreement, the option will remain exercisable for twelve months following the optionee’s death.

(e) Nontransferability of Options. Unless otherwise determined by the administrator, options and stock purchase rights granted under the 2004 Stock Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

(f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2004 Stock Plan as may be determined by the administrator.

Restricted Stock

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the administrator may grant shares of restricted stock to service providers in such amounts as the administrator may determine.

(b) Consideration for Restricted Stock. Subject to the terms and provisions of the Plan, as determined by the administrator and subject to all applicable laws, the 2004 Stock Plan permits payment for restricted stock, if any, to be made by cash, check, promissory note, past services rendered to the company, any other form of consideration permitted by applicable law, or any combination thereof.

(c) Restricted Stock Agreement. Each award of restricted stock are evidenced by an award agreement that will specify the period of restriction, the number of shares granted and such other terms and conditions as the administrator, in its sole discretion determines. Unless, the administrator determines otherwise, shares of restricted stock will be held by Wherify as escrow agent until the restrictions on such shares have lapses.

(d) Transferability. Shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction.

(e) Other Restrictions. The administrator, in its sole discretion, may impose such other restrictions on shares of restricted stock as it may deem advisable or appropriate.

(f) Voting Rights. During the period of restriction, holders of restricted stock granted under the 2004 Stock Plan may exercise full voting rights with respect to those shares, unless the administrator determines otherwise.

(g) Dividends. During the period of restriction, holders of restricted stock granted under the 2004 Stock Plan will be entitled to receive all dividends and other distributions paid with respect to such shares unless otherwise provided in the award agreement. If any such dividend and other distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid.

Adjustments upon Changes in Capitalization and Effect of Merger or Sale

If Wherify’s capitalization changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the 2004 Stock Plan, the maximum number and class of shares for which any employee or prospective employee may be granted options per fiscal year, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2004 Stock Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options and stock purchase rights will terminate. The administrator may, in its sole discretion, provide that each optionee will have the right to exercise all or any part of the optionee’s options and stock purchase rights, including those not otherwise exercisable. In addition, the administrator may provide that any repurchase or forfeiture right held by Wherify applicable to any shares purchased upon exercise of an option or shares of restricted stock will lapse as to all such shares.

In connection with any merger of Wherify with or into another corporation or the sale of all or substantially all of the assets of Wherify, each outstanding option and stock purchase right will be assumed or an equivalent option or stock purchase right substituted by the successor corporation. If the successor corporation refuses to assume the options or stock purchase rights or to substitute substantially equivalent options or stock purchase rights, the participant will have the right to exercise the option or stock purchase rights as to all the stock subject to the option or stock purchase right, including shares not otherwise vested or exercisable. In such event, the administrator will notify the participant that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period. In addition, the administrator shall have the discretionary authority to structure one or more options or restricted stock grants so that the shares of stock subject to such grants shall automatically vest, in whole or in part, upon the “involuntary termination” (as defined in the 2004 Stock Plan) of the participant’s service with Wherify (or a parent or subsidiary of Wherify) within a designated period (not to exceed eighteen (18) months) following the effective date of any change in control of Wherify in which such shares would not otherwise vest.

Amendment and Termination of the 2004 Stock Plan

The board of directors may amend, alter, suspend or terminate the 2004 Stock Plan at any time and for any reason. However, Wherify must obtain stockholder approval for any amendment to the 2004 Stock Plan to the extent necessary or desirable to comply with applicable law. No such action by the board of directors or stockholders may alter or impair any option or stock purchase right previously granted under the 2004 Stock Plan without the written consent of the participant. Unless terminated earlier, the 2004 Stock Plan will terminate in 2014.

Federal Income Tax Consequences

(a) Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income for regular income tax purposes at the time the option is granted or upon its exercise. However, the excess, if any, of the fair market value of the option shares over the exercise price of the option on the date of exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period for the shares. Unless limited by Section 162(m), Wherify is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

(b) Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Wherify is subject to tax withholding by Wherify. Unless limited by Section 162(m), Wherify is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period for the shares. Net capital gains on shares held more than twelve months may be taxed at a maximum federal rate of 15%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

(c) Restricted Stock. Taxable income will be recognized by a recipient upon the grant of a restricted stock award that is not subject to a substantial risk of forfeiture. This income will be characterized as ordinary income. The amount of this ordinary income will be equal to the excess, if any, of the fair market value of the shares received over the amount, if any, the recipient paid for the shares.

No taxable income will be recognized by a recipient upon the grant of a restricted stock award that is subject to a substantial risk of forfeiture unless the recipient makes the election under Section 83(b) of the Internal Revenue Code referred to in the next paragraph. If the recipient does not make an election, he or she will recognize ordinary income at the time his or her interest in the shares is either transferable or is no longer subject to a substantial risk of forfeiture (the “Section 83 Restrictions”). The amount of this ordinary income will be equal to the excess, if any, of the fair market value of the shares received at the time of the lapse of the Section 83 Restrictions over the amount, if any, the recipient paid for the shares. The recipient’s tax basis in the shares received at the lapse of the Section 83 Restrictions will be equal to the amount, if any, paid for the shares plus the amount of ordinary income recognized. Dividends paid on shares while they are subject to the Section 83 Restrictions will be taxable as ordinary compensation income and not as dividends.

An recipient receiving a grant of restricted stock may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time the employee receives the shares on an amount equal to the fair market value of the shares received, determined without regard to the Section 83 Restrictions, at the time of transfer less the purchase price, if any, paid for the shares. The recipient’s tax basis in the shares will be the fair market value of the shares at the time the shares are received. If a Section 83(b) election is made, dividends paid on these shares will not be taxable as compensation income but will be taxable as dividends, and no additional compensation income will be recognized when the Section 83 Restrictions lapse or are released. Any compensation included in an employee’s gross income will be subject to federal and applicable state employment taxes.

(d) General. The foregoing is only a summary of the effect of federal income taxation upon optionees and Wherify with respect to the grant of options and restricted stock awards under the 2004 Stock Plan. It does not purport to be complete and does not discuss the tax consequences of the optionee’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

Participation in the 2004 Stock Plan

The grant of options under the 2004 Stock Plan to executive officers, including the officers named in the Summary Compensation Table, is subject to the discretion of the administrator. As of the date of this proxy statement, the Company is not under any obligation to make any awards under the 2004 Stock Plan and there has been no determination by the administrator with respect to future awards under the 2004 Stock Plan. Accordingly, future awards are not determinable.

The following table sets forth information with respect to past grants of stock options and restricted stock outstanding under the 2004 Stock Plan in the last fiscal year to (i) the Company’s current named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees including officers who are not executive officers as a group.

	Outstanding Grants
Name and Position	Options	Stock
Vincent Sheeran, Chief Executive Officer	4,000,000	—
*Current Executive Officers as a Group	4,000,000	—
*Current Directors Excluding Executive Officers as a Group	175,000	1,402,770
*Current Employees Excluding Executive Officers as a Group	632,047	—

The affirmative vote of a majority of the shares of common stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class present in person or represented by proxy at the meeting and entitled to vote is required to ratify the 2004 Stock Plan Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE 2004 STOCK PLAN AMENDMENT.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Malone & Bailey, PC, independent auditors, to audit the financial statements of the Company for the fiscal year ended June 30, 2008. Malone & Bailey, PC has audited the Company’s financial statements since fiscal 1998. Representatives of Malone & Bailey, PC are not expected to be present nor to participate at the Annual Meeting.

The affirmative vote of a majority of the shares of common stock, Series A Preferred Stock and Series B Preferred Stock voting together as a single class present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of the independent auditors.

Stockholder ratification of the selection of Malone & Bailey, PC is not required by the Company’s bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection to the Stockholders for ratification as a matter of good corporate practice. In the event the Stockholders fail to ratify the appointment, it will be considered as a direction to the Audit Committee to select another independent accounting firm. It is understood that even if the selection is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and its Stockholders.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order to be included in the proxy statement and form of proxy relating to the Company’s annual meeting of stockholders to be held in 2008, proposals that stockholders intend to present at such annual meeting must be received by the corporate secretary of the Company, at the Company’s executive offices, 901 Mariners Island Blvd., Suite 300, San Mateo, CA 94404 no later than August 30, 2008. Any stockholder proposal also must be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Pursuant to rules adopted by the SEC, if a stockholder intends to propose any matter for a vote at the Company’s annual meeting of stockholders to be held in the 2008 calendar year, but fails to notify the Company of such intention prior to August 30, 2008, then a proxy solicited by the board of directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

Subject to further requirements described in Wherify’s Bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not less than 60 days nor more than 90 days prior to the date of the 2008 Annual Meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, proposals and director nominations must be received no later than the close of business on the fifth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. You are also advised to review Wherify’s Bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

INFORMATION INCORPORATED BY REFERENCE

The Company is delivering with this Proxy Statement of a copy of the Company’s Annual Report on Form 10-KSB (the “Form 10-KSB”) for the fiscal year ended June 30, 2007. The information set forth in “Item 6. Management’s Discussion and Analysis or Plan of Operation” and “Item 7. Financial Statements” of the Form 10-KSB are incorporated into this Proxy Statement by reference.

ADDITIONAL INFORMATION

The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Form 10-KSB, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested and payment is made for actual reproduction costs of such exhibits), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to the Company’s Secretary at: 901 Mariners Island Blvd., Suite 300, San Mateo, CA 94404, phone number: 650-524-0500, facsimile number: 650-524-0525.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 2007 WITH THE SECURITIES EXCHANGE COMMISSION ON OR AROUND NOVEMBER 14, 2007. A COPY OF THE REPORT, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES, AND A LIST DESCRIBING ANY EXHIBITS NOT CONTAINED THEREIN, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER. THE EXHIBITS ARE AVAILABLE UPON PAYMENT OF CHARGES WHICH APPROXIMATE THE COMPANY’S COST OF REPRODUCTION OF THE EXHIBITS. REQUESTS FOR COPIES OF THE REPORT SHOULD BE SENT TO THE OFFICE OF THE CORPORATE SECRETARY AT THE MAILING ADDRESS OF THE COMPANY LISTED ON PAGE ONE OF THIS PROXY STATEMENT.

By Order of the Board of Directors

/s/ Vincent Sheeran
Secretary
Vincent Sheeran

Dated: December 10, 2007

APPENDIX A

WHERIFY WIRELESS, INC.

AMENDMENT TO THE 2004 STOCK PLAN

RESOLVED, that the Company’s 2004 Stock Plan (the “Plan”) be amended by replacing the first sentence of Section 3(a) with the following sentence:

Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 20,000,000, all of which may be issued upon the exercise of Incentive Stock Options granted under the Plan.

As a result, Section 3(a) shall be amended and restated to read in its entirety as follows:

3. Stock Subject to the Plan.

(a)	Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 20,000,000, all of which may be issued upon the exercise of Incentive Stock Options granted under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan. The Shares issued under the Plan may be authorized, but unissued, or reacquired Common Stock.

A-1

Wherify Wireless, Inc.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent Sheeran and W. Douglas Hajjar, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock, all shares of Series A Convertible Preferred Stock, and all shares of Series B Convertible Adjustable Preferred Stock of Wherify Wireless, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on December 3, 2007, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the corporation, 901 Mariners Island Blvd., Suite 300, San Mateo, California 94404 on Friday, December 28, 2007, at 9:00 am local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

The Board of Directors recommends a vote “FOR” the election of directors and “FOR” Proposals 2 through 4.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☒

1. ELECTION OF DIRECTORS, each to serve until the next annual meeting of stockholders of the Company and until their respective successors shall have been duly elected and shall qualify.

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES listed below.
☐	FOR ALL EXCEPT (see instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and check the box next to each nominee you wish to withhold, as shown here: ☒

☐ DANIEL MCKELVEY	☐ VINCENT SHEERAN	☐ W. DOUGLAS HAJJAR

2. PROPOSAL TO AMEND the Company’s Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200 million shares to 300 million shares;

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. PROPOSAL TO RATIFY the amendment to the Company’s 2004 Stock Plan to increase the number of shares available for issuance to 20 million shares;

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. PROPOSAL TO RATIFY the appointment of Malone & Bailey PC as independent auditors of the Company for the fiscal year ending June 30, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5. In their discretion, the proxies are authorized to vote upon matters incident to the conduct of the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE, FOR THE APPROVAL OF THE AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK, FOR THE RATIFICATION OF THE AMENDMENT TO THE 2004 STOCK PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF MALONE & BAILEY PC AS INDEPENDENT AUDITORS OF THE COMPANY.

Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

If you want to withhold your consent to participate in the Company’s Householding Program, please mark here. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

DATED: _________________________________, 2007.

signature	signature if held jointly

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.